UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT: February 11, 2009

333-64122
(Commission file number)

 Blast Energy Services, Inc.
(Exact name of registrant as specified in its charter)

Texas	22-3755993
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

14550 Torrey Chase Blvd, Suite 330
Houston, Texas 77014
(Address of principal executive offices)

(281) 453-2888
(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On February 11, 2009, Blast Energy Services, Inc. (“Blast”) and its wholly owned subsidiary, Eagle Domestic Drilling Operations, LLC (“EDDO” and collectively with Blast, the “Company”) entered into a settlement letter (the “Settlement”) with Hallwood Energy, LP (“Hallwood Energy”) and Hallwood Petroleum, LLC (“Hallwood Petroleum” and together with Hallwood Energy, “Hallwood”).  The Settlement modified and finalized the terms of the parties April 3, 2008 settlement letter, pursuant to which Hallwood Energy agreed to pay EDDO $2.0 million in cash, which funds have been received by EDDO to date; forgive $1.65 million in EDDO payment obligations, which amount has been forgiven to date; and issue EDDO $2.75 million in equity in Hallwood Energy or a successor entity (the “Equity Consideration”).

The Settlement provided that the Equity Consideration requirement of the April 3, 2008, settlement letter would be satisfied by the issuance to EDDO of Class C Partnership Interests in Hallwood Energy, equal to 7% of such Class C Partnership Interests, and having a face value of $7,658,000 as of September 30, 2008 (the “Class C Interests”).  The Settlement also provides that until June 30, 2009, if Hallwood Energy locates a purchaser willing to purchase the Class C Interests at a price exceeding $2.75 million, then EDDO will sell such Class C Interests to such purchaser and will pay Hallwood Energy 50% of the funds received by EDDO in excess of $2.75 million.

Additionally, in connection with the Settlement, the Company and its affiliates, parents, subsidiaries and successors in interest agreed to release and discharge Hallwood and its affiliates, parents, subsidiaries and their past and present, employees, agents, representatives, successors and assigns from, among other things, any claims or damages whether known or unknown, arising prior to the execution of the Settlement, as described in greater detail in the Settlement.  The Company also agreed to work with Hallwood to file a joint motion to dismiss the lawsuit between the parties currently pending in the United States Bankruptcy Court for the Southern District of Texas.

Hallwood and its affiliates, parents, subsidiaries, and successors in interest agreed to release and discharge the Company and its affiliates, parents, subsidiaries and successors in interest and EDDO and the Company agreed to release and discharge Hallwood and its affiliates, parents, subsidiaries and their past and present, employees, agents, representatives, successors and assigns from, among other things, any claims or damages whether known or unknown, arising prior to the execution of the Settlement, as described in greater detail in the Settlement.  The release given by Hallwood did not include any claims that Hallwood may have against Eagle Drilling, LLC; Second Bridge, LLC; Thorton Oilfield Holdings, LLC; Thorton Oilfield Equipment, LLC; Thorton Drilling, LLC; Riverside Financial Services, LLC; Adkins Hill Property, LLC; Thorton Construction Company, Inc.; Riverside Oilfield Equipment and any of their related employees, members, managers, officers, directors, representatives or affiliated persons or entities, as described in greater detail in the Settlement.

The Settlement has been approved by the Blast Board of Directors and remains subject to the approval by the Hallwood Board of Directors, and as such, has not been finalized or consummated to date.

ITEM 8.01.	OTHER EVENTS.

On February 12, 2008 Blast reported positive production results from two wells in the Austin Chalk formation of Texas, where it recently applied its lateral fluid jetting services. The two Reliance Oil and Gas (“Reliance”) wells are each producing approximately 33 barrels of oil per day and the production rate continues to increase. Based on the performance to date, Reliance expects that over the next few weeks the daily production rate could more than double the typical rates from newly drilled wells in this area of South Texas.

At a depth of approximately 2,700 feet, the Blast Rig #1 had jetted a total of 20 laterals up to ninety feet in length at three separate depths in two newly drilled wells. The laterals were cut at a rate of approximately 1.5 feet per minute using water, acid and certain other additives under a pressure of approximately 3,000 pounds per square inch (“psi”).

Having achieved higher initial flow rates, Reliance expects to proceed with a new seven-well project and receive funding for an additional 18 wells in the area under the planned drilling program. Once the wells are drilled, Blast will again provide its applied fluid jetting services. Furthermore, Blast believes that such results could dramatically improve the economic performance of vertical wells in the Austin Chalk or other limestone formations and allow operators to grow production in an area that was previously believed to be marginally economic due to low flow rates.

In addition to validating the application of this technology in the Austin Chalk (“Chalk”), Blast is actively marketing its service to other operators for the Chalk and other horizons. For example, Blast recently signed up to a 100-well program to jet a similar shallow limestone formation in Kentucky on behalf of Resource Energy Technologies LLC on a revenue sharing basis.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit No.                                 Description

10.1*                      February 11, 2009 Settlement Agreement with Hallwood entities

* Filed herewith.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Blast Energy Services, Inc.

By:	/s/ John MacDonald, CFO
John MacDonald
Chief Financial Officer
Principal Accounting Officer

Date: February 17, 2009